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                                 April 11, 1996

Northrop Grumman Corporation
1840 Century Park East
Los Angeles, California 90067

                   Re: REGISTRATION STATEMENT ON FORM S-3

Dear Sirs:

     You have filed with the Securities and Exchange Commission a registration statement on Form S-3 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 8,050,000 shares of Common Stock and a like number of Common Stock Purchase Rights (the "Securities") of Northrop Grumman Corporation, a Delaware corporation (the "Company").

     In connection with the furnishing of our opinion to you concerning this matter, we have examined such corporate records and other documents as we have deemed relevant and necessary as a basis for the opinions set forth herein. In such examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as certified or photostatic copies.

     We have also examined the Registration Statement and are familiar with the additional proceedings proposed to be taken by you in connection with the sale of the Securities.

     On the basis of the foregoing, and in reliance thereon, and after consideration of such matters and laws as we deem applicable and relevant, we are of the opinion that the Securities, when sold in the manner set forth in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption "Legal Matters" in the Registration Statement and in the Prospectus which is a part thereof.

                                   Respectfully submitted,


                                   SHEPPARD, MULLIN, RICHTER &
                                   HAMPTON LLP



                                 Exhibit 5.1